DESCRIPTION OF ADVANCES MADE BY
CYBERDEFENDER CORPORATION TO IGOR BARASH

In 2005 CyberDefender Corporation (the “Company”) made a series of advances to Mr. Igor Barash for personal expenses which advances totaled $6,285. These were non-business related expenses charged to the Company’s credit card. There was no formal written agreement between Mr. Barash and the Company relating to repayment of these advances and the advances did not accrue interest. As of September 30, 2006, all advances were either repaid or reclassified as salary. Since October 1, 2006, no further advances have been made to Mr. Barash.